Exhibit 16.1

December 5, 2022

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Commissioners,

We have read the statements of First Savings Financial Group, Inc. included under Item 4.01(a) “Dismissal of Independent Registered Public Accounting Firm” of its Current Report on Form 8-K filed on December 5, 2022. We agree with such statements that concern our firm.

Sincerely,

/s/ Monroe Shine & Co., Inc.

New Albany, Indiana